Exhibit 12.1
AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratio data)

									Three Months Ended
	Year Ended December 31,								March 31,
	2001	2002	2003		2004		2005		2006
Earnings
Income (loss) before income taxes, equity investment earnings (losses), minority interests and discontinued operations	$(438,498)	$(564,309)	$(45,303)		$(21,438)		$(144,887)		$38,400
Interest expense	138,629	143,441	138,775		145,897		163,125		42,563
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948		1,804
Interest portion of rent	7,282	4,995	5,463		5,928		6,215		2,004
Less (earnings) loss of affiliates	—	—	—		—		—		—

	$(270,266)	$(407,622)	$106,363		$136,569		$32,401		$84,771

Fixed Charges
Interest expense	$138,629	$143,441	$138,775		$145,897		$163,125		$42,563
Amortization of debt issuance costs	22,321	8,251	7,428		6,182		7,948		1,804
Interest portion of rent	7,282	4,995	5,463		5,928		6,215		2,004

	$168,232	$156,687	$151,666		$158,007		$177,288		$46,371

Ratio of earnings to fixed charges	— x [1]	—x [1]	—x	[1]	— x	[1]	— x	[1]	1.83

1.	The ratio of earnings to fixed charges was less than 1:1 for 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $144.9 million of earnings in 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.

53